Exhibit 10.5

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is entered into as of June 19, 2012 (the “Effective Date”) by and between ARENA PHARMACEUTICALS, INC., located at 6166 Nancy Ridge Drive, San Diego, California, 92121, USA (“Licensor”), and CONNECT BIOPHARM LLC, a California limited liability company, located at 4128 Via Candidiz, Suite 145, San Diego, California, 92130, USA (“Company”).

RECITALS

WHEREAS, Licensor owns certain technology related to H3 receptor antagonists and uses thereof;

WHEREAS, Company desires to develop and commercialize such technology, together with its Affiliates;

WHEREAS, Suzhou Connect Biopharmaceuticals, Ltd., a corporation organized in Taicang, Jiangsu Province, China under the laws of the People’s Republic of China, intends to acquire all membership interests in Company, making Company a wholly-owned subsidiary of Suzhou Connect Biopharmaceuticals, Ltd. (the “Membership Acquisition”);

WHEREAS, Suzhou Connect Biopharmaceuticals, Ltd. also intends to complete a financing with net proceeds to Suzhou Connect Biopharmaceuticals, Ltd. of at least [***] U.S. dollars (the “Financing”), which would be used to fund initial development of the technology;

WHEREAS, Company desires to obtain from Licensor, and Licensor desires to grant to Company, an exclusive, worldwide license under the technology, as more fully described herein, subject to Licensor’s right to terminate the license unless the completion of the Membership Acquisition and Financing (together, the “Prerequisite Events”) occur before the deadline set forth herein.

NOW THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Agreement, the parties agree as follows:

1.	DEFINITIONS

The following capitalized terms shall have the meanings indicated for purposes of this Agreement.

1.1    “Affiliate” shall mean, as to any person or entity, any other person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity. For purposes of the preceding definition, “control” shall mean beneficial ownership of more than fifty percent (50%) of the outstanding shares or securities, or the ability otherwise to elect a majority of the board of directors or other managing authority.

1.2    “Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including regulatory approvals) of or from any court, arbitrator, Regulatory Authority or other governmental agency or authority having jurisdiction over or related to the subject activity or item as they may be in effect from time to time.

1.3    [***]

1.4    “Commercially Reasonable Efforts” shall mean that level of efforts and application of resources that is consistent with the usual practice followed by Company or its Affiliate, as applicable, in conducting similar activities relating to other prescription pharmaceutical products owned or licensed by Company or its Affiliate or to which Company or its Affiliate has exclusive rights, that have market potential and are at a stage of development or product life similar to the applicable Product, but in no event less than the level of efforts and resources consistent with the commercially reasonable practices of the research-based pharmaceutical industry in the United States.

1.5    “Confidential Information” shall mean any confidential or proprietary information, and any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to either party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form. Without limiting the generality of the foregoing, the parties agree that the financial terms of this Agreement will be considered Confidential Information of both parties.

1.6    “Control” shall mean possession of the ability to grant a license without violating the terms of any agreement or other arrangement with any Third Party.

1.7    “FDA” shall mean the United States Food and Drug Administration or its successor.

1.8    “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 301, et. seq., as it may be amended from time to time, and the rules, regulations, guidances, guidelines, and requirements promulgated or issued thereunder.

1.9    “Field” shall mean H3 receptor antagonists with [***] and methods of making and/or using such H3 receptor antagonists.

1.10    “First Commercial Sale” shall mean, with respect to any Product, the first sale for end use or consumption of such Product in a country after the governing health regulatory authority of such country has granted regulatory approval of such Product.

1.11    “GAAP” shall mean United States Generally Applicable Accounting Principles, consistently applied.

1.12    “Good Clinical Practices” or “GCP” shall mean the then-current standards, practices and procedures promulgated or endorsed by the FDA, the SFDA or other applicable Regulatory Authority, for designing, conducting, recording, analyzing and reporting clinical trials that involve the participation of human subjects.

1.13    “Good Laboratory Practices” or “GLP” means the then current good laboratory practice standards promulgated or endorsed by the FDA, SFDA or other applicable Regulatory Authority, for nonclinical laboratory studies that support or are intended to support applications to conduct research on human subjects or to obtain regulatory approval.

1.14    “H3 Database” shall mean a subset of Licensor’s database consisting of [***].

1.15    “Licensed Know-How” shall mean all know-how, trade secrets, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether or not patentable, which (a) are Controlled by Licensor as of the Effective Date, (b) relate specifically to the Field, and (c) are not generally publicly known. For clarity, the compounds included in the Licensed Know How are limited to [***].

1.16    “Licensed Patents” shall mean (a) the patent(s) and patent application(s) listed on Exhibit A attached hereto, (b) any and all corresponding foreign patents and patent applications, whether now existing or hereafter filed, (c) any provisionals, substitutions, divisionals, reissues, renewals, continuations, continuations in-part, substitute applications and inventors’ certificates arising from, or based upon, any of the foregoing patents or patent applications, and (d) any patents issuing from any of the foregoing patent applications.

1.17    “Licensed Technology” shall mean the Licensed Patents and the Licensed Know-How.

1.18    “Maintenance Fee” shall have the meaning set forth in Section 3.8.

1.19    “Net Sales” shall mean with respect to any Product during any period, the invoiced sales prices of such Product billed by Company and its Affiliates to Third Parties during such period, less [***].

[***]. For clarity, [***], shall not be considered in determining Net Sales under this Agreement. [***], then, for purposes of determining royalty payments on such Product, Net Sales shall be calculated by [***], Net Sales shall be calculated by [***], then [***]. For the purposes of this Net Sales definition, a “Delivery System” means any delivery system comprising equipment, biological or chemical targeting systems or mechanisms, instrumentation, [***] devices or other components designed to assist in the administration of a Product.

1.20    “Prerequisite Events” shall have the meaning in the recitals.

1.21    “Product” shall mean any product the manufacture, use, sale, offer for sale or import of which is covered by the Licensed Technology or the Program Technology, or both.

1.22    “Program Know-How” shall mean all know-how, trade secrets, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether or not patentable, (a) in the Field, (b) developed during the term of this Agreement or during the [***] year period thereafter by Company and/or by its Affiliates or sublicensees, and (c) not generally publicly known.

1.23    “Program Patents” shall mean (a) the patents and patent applications directed to Program Know-How and/or Licensed Know-How, (b) any and all corresponding foreign patents and patent applications, whether now existing or hereafter filed, (c) any provisionals, substitutions, divisional, reissues, renewals, continuations, continuations-in-part, substitute applications and inventors’ certificates arising from, or based upon, any of the foregoing patents or patent applications, and (d) any patents issuing from any of the foregoing patent applications.

1.24    “Program Technology” shall mean the Program Patents and the Program Know-How.

1.25    “Regulatory Authority” shall mean any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review, approval or authorization is necessary for the manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale or sale of a Product.

1.26    “Royalty Term” shall mean, as to sales of a particular Product in a country, the period commencing on [***].

1.27    “SFDA” shall mean the State Food and Drug, People’s Republic of China, or its successor.

1.28    “Third Party” shall mean any entity other than Licensor or Company, or an Affiliate of Licensor or Company.

1.29    “Valid Claim” shall mean means (a) an unexpired claim of an issued patent within the Licensed Patents or Program Patents which has not been found to be unpatentable, invalid or unenforceable by a court or other authority in the subject country, from which decision no appeal is taken or can be taken; or (b) a claim of a pending application within the Licensed Patents or Program Patents, which application claims a first priority no more than [***] years prior to the date upon which pendency is determined. [***].

2.	LICENSE; TRANSFER OF INFORMATION AND MATERIAL

2.1    License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Company, during the term of this Agreement, an exclusive (even as to Licensor, except for internal research purposes), worldwide, royalty-bearing license under the Licensed Technology and the Program Technology to identify, research, develop, make, have made, use, sell, offer for sale, have sold and import Products (the “License”).

2.2    Right to Sublicense; Right of First Negotiation.

(a)    Subject to the requirements in Sections 2.2(b) and 10.7, Company shall have the right to grant sublicenses under the License. All sublicenses shall be in writing, in English, and shall not permit further sublicensing. Company shall provide Licensor with prompt written notice of each sublicense agreement, as well as a copy of such sublicense agreement, after it is granted.

(b)    If, during the term of this Agreement, Company desires to sublicense or otherwise transfer (except as permitted in Section 10(a)) any rights under this Agreement to a Third Party or otherwise enter into a commercialization relationship with a Third Party with respect to selling a Product in a specific country (a “Business Opportunity”), then Company will promptly notify Licensor in writing thereof, with such notice containing all reasonable available information necessary for a potential licensee or commercialization partner to evaluate the Business Opportunity, including proposed terms of such transaction. Within [***] days of Licensor’s receipt of written notice, Licensor will respond to Company in writing regarding Licensor’s interest in pursuing the Business Opportunity. If Licensor indicates interest in pursuing the Business Opportunity, the parties will negotiate in good faith to enter into a definitive agreement. If (i) Licensor indicates no interest in the applicable Business Opportunity or does not respond to Company with respect to the applicable Business Opportunity within the applicable [***] day period, or (ii) Company and Licensor are unable, other than through lack of good faith on the part of Company, to enter into a definitive agreement within [***] days after Licensor’s receipt of Company’s initial notice or such additional time as is reasonably necessary to obtain any required governmental consents or approval to enter into such agreement, then for a period of [***] year Company will be free to enter into such Business Opportunity with a Third Party on terms no less favorable to Company than those last proposed by Licensor. If Company does not enter into an agreement with a Third Party with respect to the Business Opportunity within [***] year following the end of the [***] day period of negotiation, then before entering into or continuing any discussions with any Third Party with respect to any such Business Opportunity, Company will again provide notice to Licensor under this Section, and negotiate with Licensor if Licensor indicates an interest. The above procedure shall be repeated until Company enters into an agreement with respect to such Business Opportunity. Notwithstanding anything in this Agreement to the contrary, any Business Opportunity entered into by Company with a Third Party will be subject to Licensor’s rights under this Agreement, including Licensor’s right to receive payments under Section 3.

2.3    Information Transfer. Subject to occurrence of the Prerequisite Events, and Company’s written notice to Licensor of such occurrence, Licensor will disclose to Company (a) draft patent applications and patent prosecution documents for the Licensed Technology and (b) data in the H3 Database in CD-ROM format.

2.4    Material Transfer. Subject to occurrence of the Prerequisite Events, and Company’s written notice to Licensor of such occurrence, Licensor will deliver to Company the material identified on Exhibit B hereto (the “Material”) in the amount specified therein, for use by Company in furtherance of the development of Products. In no event may the Material be used in humans.

3.	PAYMENTS

3.1    Royalty and Other Payments. As consideration for the rights granted to Company herein, Company or its Affiliate shall make the payments to Licensor set forth in this Section 3.1:

(a)    Company or its Affiliate shall pay Licensor either (i) in the event that Company or its Affiliate sells a Product, a royalty of [***] percent ([***]%) based on the Net Sales of all Products sold by Company or its Affiliate anywhere in the world during the Royalty Term (the

“Base Rate”), or (ii) in the event that Company or its Affiliate grants any Third Party a sublicense to market, distribute, or otherwise commercialize a Product, the greater of (A) [***]percent ([***]%) of all royalty payments, on a Product-by-Product and country-by-country basis, Company or its Affiliate receives from such sublicensees based on the sales of all Products sold by such sublicensees anywhere in the world during the Royalty Term, and (B) a royalty of [***] percent ([***]%) based on Net Sales of all Products sold anywhere in the world by such sublicensees during the Royalty Term, provided, to the extent such sublicense is granted by Company after Product is launched for commercial sale in a particular country, the applicable rate for the royalty based on Net Sales of all Products sold in such country by such sublicensee shall be [***] percent ([***]%). Commencing following the payment to Arena of aggregate royalty payments under this Section 3.1(a) equal to, in the aggregate, [***] U.S. dollars ($[***]), the royalty rate for Products sold by Company and its Affiliates for end use in the People’s Republic of China will be [***] percent ([***]%); the Base Rate will continue to apply with respect to all Products sold by Company and its Affiliates for end use in the rest of the world. No royalty shall accrue under this Section 3.1(a) on sales among Company, its Affiliates, and their respective sublicensees unless Company, its Affiliate, or their sublicensee is the end, user of the Product.

(b)    In the event that Company or its Affiliate grants any Third Party a sublicense to market, distribute or otherwise commercialize a Product, in addition to any payments due under Section 3.1(a), Company or its Affiliate shall pay Licensor [***] percent ([***]%) of all consideration, such as but not limited to license fees, development and commercialization milestone consideration, received by Company or its Affiliates in connection with the licensing or sublicensing during the Royalty Term.

(c)    In the event that Company or its Affiliate sells or otherwise grants rights with respect to marketing, distribution or other commercialization of any Products to any Third Party (including by sale of all or substantially all of the assets of Company or its Affiliate, or the sale of all or substantially all of the assets of Company or its Affiliate that relate to this Agreement), in addition to any payments due under Sections 3.1(a) and (b), Company or its Affiliate shall pay Licensor [***] percent ([***]%) of all consideration received by Company.

(d)    For clarity, if there is a transaction to which Company or its Affiliate is a party in which part of the consideration received by Company or its Affiliate is payment for rights to a Product and part of the consideration received by Company or its Affiliate is payment for any other rights or assets of Company or its Affiliate, Company or its Affiliate shall pay Licensor [***] percent ([***]%) of all consideration received.

(e)    If consideration received by Company or its Affiliate that is snbject to the payment due to Licensor under clause (a), (b) or (c) of this Section 3.1, as applicable, is in a form other than cash, the payment due to Licensor shall either be the identical consideration received by Company or its Affiliate or, in the sole discretion and at the election of Licensor, in cash equal to the fair market value of such non-cash consideration at the time received by Company or its Affiliate, as reasonably determined in good faith by Licensor. Company shall provide Licensor with as sufficient information as Licensor requires supporting fair market value of the non-cash consideration.

3.2    Calculation and Payment of Royalties. Payments pursuant to Section 3.1 and reports for such payments shall be calculated and reported for each calendar quarter. All payments due to Licensor pursuant to Section 3.1 shall be paid within [***] ([***]) days of the end of each calendar quarter, unless otherwise specifically provided herein. Each such payment shall include the royalties and any other payments which shall have accrued or become due during the calendar quarter immediately preceding. Each such payment shall be accompanied by a report in sufficient detail to permit confirmation of the accuracy of the payments made, including for royalty payments the number of Products sold, the gross sales and Net Sales of Products, the amount payable in U.S. dollars, the method used to calculate such royalty, and the exchange rates used.

3.3    Tax Withholding. Company shall deduct any actual withholding or transfer taxes, which are required by Applicable Laws, from the payments due to Licensor under this Agreement, provided that Company shall use commercially reasonable efforts to minimize any such required taxes to the extent permitted by Applicable Laws. Company will give notice of its intention to begin withholding any such tax in advance and cooperate to use reasonable and legal efforts to reduce such tax on payments made to Licensor hereunder. Any tax required to be deducted under this Agreement will promptly be paid by Company on behalf of Licensor to the appropriate governmental authority. Company shall supply Licensor with proof of payment of such taxes paid on Licensor’s behalf and shall cooperate with Licensor in obtaining a credit or refund of any such taxes. If Company fails to withhold taxes under this provision and taxes are assessed and paid by Company, then Licensor shall reimburse Company for such taxes actually paid (excluding penalties), subject to Licensor’s right to dispute or protest the taxes, and Company shall indemnify and hold harmless Licensor from and against any penalties with respect to such taxes. Notwithstanding anything to the contrary in this Section, Licensor shall not be responsible for paying to Company any penalties attributable to any period between the date the withholding taxes were first due by Company and ending [***] calendar days after written notice by Company to Licensor of such assessment or proposed assessment.

3.4    Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. With respect to each quarter for countries other than the United States, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal, Western Edition, on the last business day of the applicable quarter. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by Licensor, unless otherwise specified in writing by Licensor.

3.5    Prohibited Payments. Notwithstanding any other provision of this Agreement, if Company is prevented from paying any royalty or other payment under this Agreement by virtue of the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such royalty may be paid by depositing funds in the currency in which accrued to an interest-bearing account in Licensor’s name in a bank acceptable to Licensor in the country whose currency is involved. In the event Licensor cannot arrange to have the blocked currency transferred out of the country within [***] months after deposit, Licensor shall notify Company in writing and Company shall as soon as possible thereafter (and in any event within [***] days) cause such royalties and other payments (plus earnings thereon during the period of deposit) to be paid to Licensor in U.S. Dollars at the rate of exchange reported in The Wall Street Journal, Western Edition on the day the blocked currency was deposited in the bank designated by Licensor.

Upon receipt of the payment, Licensor shall release to Company from the bank in the country in question the blocked currency in accordance with Company’s instructions.

3.6    Records; Audits. Company, and its Affiliates, as applicable, shall keep complete and accurate records of Net Sales of Products and other consideration received by Company or its Affiliate that is subject to the payment due to Licensor under Sections 3.1(a), (b) or (c), as applicable or the determination of such payments under Sections 3.1(d) or (e), in sufficient detail to permit Licensor to confirm the accuracy of payments due hereunder. Such records shall be open to inspection at any reasonable time during normal business hours not more often than [***] each calendar quarter during the term of this Agreement and for [***] years after the end of the Royalty Term to which such records relate. Licensor shall have the right to cause an independent, certified public accountant selected by Licensor to audit such records to confirm Net Sales, royalty payments and other payments due under this Agreement for a period covering not more than the preceding [***] years. Licensor agrees to treat, and to use commercially reasonable efforts to cause such accountant to treat, all such information as confidential and not to use or disclose (except to Licensor and as needed to enforce the terms of this Agreement) any such information for any purpose except to determine compliance with this Agreement. For the avoidance of doubt, Company shall not be obligated to provide Licensor or such accountant with access to any records or information other than that which is necessary to confirm Net Sales, royalty payments and other payments hereunder. Such audits may be exercised upon reasonable prior written notice to Company. Prompt adjustments shall be made by the parties to reflect the results of such audit. The cost of the audits will be borne by Licensor; however, if it is determined by any audit that Licensor has been underpaid in royalties and other payments by more than [***] percent ([***]%) of what was owed to Licensor in any quarter that is the subject of the audit, the cost of the audit will be borne by Company.

3.7    Late Payments. In the event that any payment due under this Agreement is not made when due, the payment will accrue interest from the date due until paid on an annual basis at a rate of [***]% per annum, provided, however, that in no event will such rate exceed the maximum legally permissible annual interest rate. The payment of such interest will not limit Licensor from exercising any other rights it may have as a consequence of the lateness of any payment.

3.8    Maintenance Fee. Within [***] days of the occurrence of the Prerequisite Events, and within [***] days of each anniversary of the Effective Date during the term of this Agreement, Company will pay Licensor a non-refundable, non-creditable license maintenance fee in the amount of [***] U.S. dollars ([***]) (the “Maintenance Fee”).

4.	DILIGENCE

4.1    Within [***] days following the Effective Date, Company will provide, to Licensor, Company’s development plan with respect to Products. Company shall use Commercially Reasonable Efforts to conduct and complete the clinical trials, other development work and commercialization activities necessary in order to achieve the goal of commercialization of Products worldwide. Without limiting the foregoing, Company shall proceed diligently and in a timely manner with respect to the clinical trials and other development work by using its good faith efforts to allocate sufficient time, effort, equipment and facilities to such clinical trials, other development work and commercialization activities and to use personnel with sufficient skills and experience as are required to accomplish such clinical trials and other development work.

4.2    Company shall maintain, or cause to be maintained, records of the clinical trials and other development work related to Products in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved by or on behalf of Company in the performance of such clinical trials and other development work. Company shall retain such records for at least [***] years after the term of this Agreement, or for such longer period as may be required by Applicable Laws. During the term of this Agreement, Company shall keep Licensor informed, on at least a [***] basis, of progress with respect to its development plan, updates to the development plan, and the status and results of the clinical trials and other development work with respect to each Product, including evidence of an on-going effort to develop and commercialize Products. Upon reasonable request by Licensor, without limiting the foregoing, Company shall provide Licensor, according to a reasonable time frame, with summaries of data and results and, if requested by Licensor, shall provide access to all supporting data and results generated or obtained in the course of Company’s performance of the clinical trials or other development work. Upon reasonable prior written notice, Licensor shall have the right to inspect and copy any such records and notebooks reflecting the work done and results achieved by or on behalf of Company or its Affiliates in the performance of such clinical trials and other development work with respect to Products.

5.	INTELLECTUAL PROPERTY

5.1    Determination of Inventorship. Inventorship of inventions conceived through the use or practice of any Licensed Technology or the use or practice of any Program Technology shall be determined in accordance with United States laws of inventorship.

5.2    Assignment of Program Technology. All Program Technology discovered, developed or created during the term of this Agreement or during the [***] period thereafter, including all intellectual property rights in such Program Technology, shall be the property of Licensor or its designee. Company hereby assigns, transfers and conveys all of Company’s right, title and interest in and to any and all such Program Technology to Licensor or its designee. Company covenants that all employees of Company, its Affiliates and sublicensees that have or will have access to Confidential Information will, prior to such access, be bound by a written obligation to assign, transfer and convey all right, title and interest in and to any all such Program Technology to Licensor or its designees. Upon the request of Licensor or its designee, Company will, and will cause its Affiliates and sublicensees and their respective employees to, execute and deliver any and all instruments and documents and take such other acts as may be necessary or desirable to document such transfer or to enable Licensor or its designee to apply for, prosecute and enforce patents, trademark registrations or copyrights in any jurisdiction with respect to any such Program Technology or to obtain any extension, validation, re-issue, continuance or renewal of any such intellectual property right.

5.3    Patent Prosecution and Maintenance.

(a)    Company shall have the sole responsibility to file, prosecute and maintain all patent applications and patents included in the Licensed Patents and the Program Patents. If requested by Company and subject to Licensor’s agreement, Licensor will file, prosecute and maintain all such patent applications and patents (the “Patent Prosecution Services”) as directed by Company, provided Licensor may at any time cease to provide the Patent Prosecution Services by written notice to Company.

(b)    To the extent Licensor is not providing the Patent Prosecution Services, Company shall provide Licensor (or its designee) with an opportunity to review and discuss with Company prosecution strategy and to consult with Company on the content of patent filings. Specifically, prior to filing prosecution documents or new patent applications, Company will give Licensor (or its designee) at least [***] days to review drafts of the foregoing and comment on such drafts. Company will reasonably consider Licensor’s comments with respect to such drafts.

(c)    Company shall be responsible for all costs, fees and expenses incurred from and after the Effective Date in connection with the filing and prosecution of all patent applications and patents included in the Licensed Patents and the Program Patents. To the extent Licensor is providing the Patent Prosecution Services, Company will reimburse Licensor within [***] days of receipt of invoice for all Third Party costs, fees and expenses incurred by Licensor in connection with the Patent Prosecution Services; other than Third Party costs, Licensor will not charge Company for the Patent Prosecution Services. [***].

(d)    Company agrees to notify Licensor in writing in a timely manner if it does not desire to support the continued prosecution or appeals or maintenance of any patent applications or patents included in the Licensed Patents or the Program Patents. In the event Company declines to pursue, or does not, within [***] days following written request from Licensor, take reasonably requested action with respect to, the filing, prosecution or maintenance of any patent applications or patents included in the Licensed Patents or Program Patents, Licensor may, at its own expense, continue to prosecute or maintain such application or patent, and such patent application or patent shall cease to be included in the Licensed Patents or Program Patents, as applicable, under this Agreement.

5.4    Patent Enforcement. Each party shall promptly notify the other in writing of any alleged or threatened infringement of any patent included in the Licensed Patents or the Program Patents of which such party becomes aware.

(a)    With respect to any infringement of any patent included in the Licensed Patents or Program Patents, Company shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to such infringement at its own expense and by counsel of its own choice, and Licensor shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Company fails to bring an action or proceeding within (A) [***] days following the notice of alleged infringement or (B) [***] days before the time limit, if any, set forth in the applicable laws and regulations for the filing of such actions, whichever comes first, Licensor shall have the right to bring and control any action or proceeding with respect to such infringement at its own expense and by counsel of its own choice, and Company shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(b)    In the event a party brings an infringement action in accordance with this Section 5.4, the other party shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney. Neither party shall have the right to settle any patent infringement litigation under this Section 5.4 in a manner that diminishes the rights or interests of the other party without the consent of such other party (which shall not be unreasonably withheld). Except as otherwise agreed to by the parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of Company and Licensor, shall be retained by the party that brought and controlled such litigation for purposes of this Agreement, except that any recovery realized by Company as a result of such litigation, after reimbursement of the parties’ litigation expenses, shall, to the extent attributable to lost sales of Products, be treated as Net Sales of Products by Company.

5.5    Third Party Infringement Claims. Each party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. A party shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by such party’s activities at its own expense and by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 5.5 relating to the Licensed Patents or Program Patents in a manner that diminishes the rights or interests of the other party without the consent of such other party (which shall not be unreasonably withheld).

5.6    Cooperation of the Parties. Each party agrees to cooperate fully in the preparation, filing, and prosecution of any Licensed Patents or Program Patents under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Licensed Patents or Program Patents claiming a Product being developed or commercialized by Company, its Affiliates or sublicensees. Such cooperation includes, but is not limited to, promptly informing the other party of any matters coming to such party’s attention that may affect the preparation, filing, prosecution or maintenance of any Licensed Patents or Program Patents.

6.	CONFIDENTIALITY

6.1    Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the term of this Agreement, and for a period of [***] years thereafter, each party (the “Receiving Party”) will maintain in confidence all Confidential Information disclosed by the other party (the “Disclosing Party”). The Receiving Party and its Affiliates and sublicensees, and their respective employees, agents, consultants and other representatives (collectively, their “Representatives”) may use the Confidential Information of the Disclosing Party only to the extent required to accomplish the purposes of this Agreement. The Receiving Party and its Affiliates and sublicensees shall use at least the same standard of care as they use to protect their own proprietary or confidential information, but in no event less than reasonable care. The Receiving Party and its Affiliates and sublicensees will inform all their Representatives that receive Confidential Information of Disclosing Party of the confidential and proprietary nature of the Confidential Information and ensure that each such Representative has executed a written agreement (e.g. an existing written employment agreement) requiring that such Representative maintain the confidentiality and non-use of all Confidential Information to the same extent as Receiving Party. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

6.2    Exceptions. The obligations of confidentiality contained in Section 6.1 will not apply to the extent that it can be established by the Receiving Party by competent proof that such Confidential Information:

(a)    was already known to the Receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party or its Affiliate;

(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party or its Affiliate in breach of this Agreement;

(d)    is independently discovered or developed by the Receiving Party or its Affiliate without the use of Confidential Information of the Disclosing Party;

(e)    was disclosed to the Receiving Party or its Affiliate, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(f)    was disclosed by Company or its Affiliate to any Representative(s) of Licensor other than those designated as permitted recipients of Licensor in writing by Licensor to Company. Initially, the only designated Representatives of Licensor are [***] and [***]. Licensor may designate additional and replacement Representatives of Licensor for purposes of this Section by written notice to Company.

Confidential Information specific to the use of certain compounds, methods, conditions or features shall not be deemed to be within the foregoing exceptions merely because such Confidential Information is embraced by general disclosures in the public domain or in the possession of the Receiving Party. In addition, a combination of information will not be deemed to fall within the foregoing exceptions, even if all of the components fall within an exception, unless the combination itself and its significance are in the public domain or in the possession of the Receiving Party prior to the disclosure hereunder. Notwithstanding anything to the contrary herein, neither the act of using Confidential Information in a clinical trial nor the filing of Confidential Information with a government entity shall, for the purposes of this Agreement, be deemed to place such Information in the public domain.

6.3    Authorized Disclosure. Each party may disclose the Confidential Information of the other party to the extent such disclosure is reasonably necessary in the following instances:

(a)    filing, prosecuting or maintaining the Licensed Patents and Program Patents in accordance with this Agreement;

(b)    in the case of Company, practicing the License or preparing and submitting regulatory filings with respect to Products;

(c)    prosecuting or defending litigation or complying with applicable court orders or governmental regulations; or

(d)    disclosure to existing or potential Third Party investors, merger partners, acquirors, and professional advisors (including lawyers, accountants, and investment bankers) in the context of a potential transaction, provided, that any such Third Party agrees to be bound in writing (provided, solely with respect to professional advisors serving as lawyers to a party, the agreement need not be in writing) by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 6.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 6.3(c), such party will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.

6.4    Training. Company hereby represents and warrants that within the last [***] days, it has conducted a training session for all Company Representatives that may have access to Confidential Information, educating such Representatives on the need to keep confidential and proprietary information secret. Company agrees that prior to disclosing any Confidential Information to any Affiliate (or the Representatives of any Affiliate), such Affiliate will represent and warrant in writing that within the last [***] days, such Affiliate has conducted a training session for all its Representatives that may have access to Confidential Information, educating such Representatives on the need to keep confidential and proprietary information secret. At least [***] days during the term of this Agreement, Company and any Affiliates that receive Confidential Information under this Agreement will conduct training sessions for all Representatives that may have access to Confidential Information, educating such Representatives on the need to keep confidential and proprietary information secret.

6.5    Publication. If Company seeks to publish any information relating to the results of work conducted using the Licensed Technology or Program Technology, which information or publication includes Confidential Information included in the Licensed Technology, Company will deliver a complete copy to Licensor at least [***] days prior to submitting the material to a publisher or initiating any other disclosure. Licensor will review any such material and give its comments to Company as soon as practicable and will give written notice whether it authorizes the disclosure of such Confidential Information or requests deletion of such Confidential Information and/or other comments regarding the disclosure. Company will comply with any request of Licensor to delete references to such Confidential Information and will reasonably consider any other comments.

6.6    Publicity. Company may issue a press release announcing the execution of this Agreement, the text of which will be mutually agreed upon in advance by the parties promptly after the Effective Date. In the event that either party desires to issue subsequent press releases relating to this Agreement or activities under this Agreement that disclose information materially different from the information in the text set forth in such initial press release, or in any subsequent authorized press release, such party agrees to obtain the other party’s written permission with respect to the text and timing of such press releases prior to the issuance thereof, provided that such other party may not unreasonably withhold consent to such releases, and that each party may make any governmental filings and public disclosures as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial (or any subsequent) press release announcing this Agreement or any activity under the Agreement, each party will be free to disclose, without the other party’s prior written consent, the existence of this Agreement and the identity of each other and those terms of this Agreement or activities which have already been publicly disclosed in accordance herewith. Licensor will have the right to make disclosures as necessary to comply with Applicable Laws.

7.	REPRESENTATIONS AND WARRANTIES, COVENANTS

7.1    Representations and Warranties of Licensor. Licensor represents and warrants to Company as of the Effective Date that Licensor has not granted any right, license or interest in or to the Arena Technology that is in conflict with the License or any other rights granted to Company under this Agreement. Licensor makes no representation or warranty, implied or otherwise, as to Company’s freedom to operate with respect to the Licensed Technology or the Program Technology.

7.2    Mutual Representations and Warranties. Each party hereby represents and warrants to the other party that: (a) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and (c) the execution, delivery and performance of this Agreement do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.3    Disclaimer. Except as expressly set forth herein, THE MATERIAL PROVIDED BY LICENSOR HEREUNDER, AND THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, OR FREEDOM TO OPERATE, IN ALL CASES WITH RESPECT THERETO. The Material provided by Licensor will be used only in furtherance of development of Products in accordance with this Agreement, will not be used or delivered to or for the benefit of any Third Party except as otherwise permitted under this Agreement without the prior written consent of Licensor, and will be used in compliance with all Applicable Laws. The Material supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. Without limiting the generality of the foregoing, Licensor expressly does not warrant, and disclaims any warranties with regards to the validity, enforceability, patentability or non-

infringement of any material, technology or intellectual property rights it provides or licenses to Company under this Agreement.

7.4    Covenants of Company.

(a)    Throughout the term of this Agreement, Company will comply (and will cause its Affiliates and their respective sublicensees to comply) in all material respects with all Applicable Laws and in accordance with GLP and GCP under the Applicable Laws of the country in which activities related to this Agreement are conducted concerning the development, testing, manufacture, use and sale of Products. Company will register, or will cause the sponsor of clinical trials involving Products to register if Company is not the sponsor, clinical trials on, and report the results of such clinical trials to, the appropriate registry or database (e.g., clinicaltrials.gov) in accordance with Applicable Laws.

(b)    Company shall, and shall cause its Affiliates to, in all respects comply with (i) to the extent applicable, the Bribery Act 2010, the Foreign Corrupt Practices Act of 1977 (“FCPA”), the FFDCA, the Public Health Service Act, the Prescription Drug Marketing Act of 1987, as amended, Federal Health Care Program Anti-Kickback Law (42 U.S.C. §§ 1320a-7b), the Health Insurance Portability and Accountability Act of 1996, the FDA Guidance for Industry-Supported Scientific and Educational Activities, and all federal, state and local (of any applicable jurisdiction) “fraud and abuse,” consumer protection and false claims statutes and regulations, including the Medicare and State Health Programs Anti-Fraud and Abuse Amendments of the Social Security Act and the “Safe Harbor Regulations” found at 42 C.F.R. §1001.952 et seq., in each case as any of the foregoing may have been amended or may be amended from time to time; and (ii) the Office of the Inspector General’s Compliance Guidance Program, the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals, as hereafter amended from time to time, and the standards set forth by the Accreditation Council for Continuing Medical Education relating to educating the medical community in the United States. Company and its Affiliates shall maintain adequate procedures in place to support compliance with the Bribery Act 2010, the FCPA and the laws and regulations of other jurisdictions concerning corruption, as applicable. Company and its Affiliates shall maintain such procedures throughout the term of this Agreement and shall promptly notify Licensor in writing with respect to any material non-compliance regarding the development or commercialization of the Products.

(c)    Throughout the term of this Agreement, (i) all employees, agents, consultants and other representatives of Company that will have access to Confidential Information will, prior to such access, be bound by a written obligation to assign, transfer and convey all right, title and interest in and to any and all Program Technology to Company and (ii) all employees, agents, consultants and other representatives of Company’s Affiliates, and the employees, agents, consultants and other representatives of Company’s and its Affiliates’ sublicensees and subcontractors that will have access to Confidential Information will, prior to such access, be bound by a written obligation to assign, transfer and convey all right, title and interest in and to any and all Program Technology to such Affiliate, sublicensee or subcontractor of Company, as applicable, and such entities will be bound by a written obligation to assign, transfer and convey all right title and interest in and to any and all Program Technology to Company.

7.5    Mutual Covenants. Each of the parties will, at the reasonable request of the other party, use reasonable efforts to execute and deliver any further or additional instruments or documents, and to perform any other acts, as are necessary in order to effectuate and carry out the terms of this Agreement, but provided that the foregoing shall not be interpreted to require such party to incur any additional expenses or grant any other rights to the other party, other than rights expressly granted elsewhere in the Agreement.

7.6    Licensor Covenant. Licensor has a U.S. provisional patent application in draft form that is directed to compounds in the Field and uses of such compounds. Within [***] days of the Effective Date, Licensor will file such application (or a revised version thereof) with the United States Patent and Trademark Office. Licensor will provide notice of such filing and a copy of the filing to Company and Licensor will, subject to Company’s agreement, amend Exhibit A to include the new patent application.

8.	TERM; TERMINATION

8.1    Term. The term of this Agreement will commence on the Effective Date and, unless sooner terminated as provided hereunder, will terminate upon the expiration of the last payment obligation in Section 3.1.

8.2    Prerequisite Events. Company will provide written notice to Licensor of the occurrence of the Prerequisite Events within [***] days of the latter of such events to occur. In the event the Prerequisite Events have not occurred, and/or written notice of such occurrence has not been provided to Licensor, by [***], Licensor may terminate this Agreement by written notice to Company. Termination of this Agreement under this Section is effective upon Company’s receipt of written notice from Licensor.

8.3    Termination For Cause. Either party may terminate this Agreement upon [***] days’ prior written notice to the other party upon the breach by such other party of any material provision of this Agreement, provided that such written notice references this Section 8.3 and provides detail of the basis for the breach, and the breaching party has not cured such breach within the 60-day period following such written notice.

8.4    Termination by Company Without Cause. Company may terminate this Agreement upon [***] days’ prior written notice to Licensor. Any such written notice will reference this Section 8.4.

8.5    Termination by Licensor Due to Company Bankruptcy. Licensor may terminate this Agreement by written notice to Company if Company files a petition for bankruptcy, notifies Licensor of its intention to file a petition for bankruptcy or if Company is declared insolvent or bankrupt by a court based on an involuntary petition filed by a Third Party. Termination of this Agreement under this Section is effective upon Company’s receipt of written notice from Licensor.

8.6    Effect of Termination; Surviving Obligations.

(a)    Upon termination of this Agreement by Company pursuant to Section 8.3 or 8.4, or by Licensor under Section 8.2, 8.3 or 8.5:

(i)    all rights under the License, if then in effect, will automatically terminate and revert to Licensor;

(ii)    Company will promptly deliver to Licensor or its designee all Program Technology, and will deliver and assign to Licensor or its designee all of its right, title and interest in and to all Program Technology and all regulatory filings and applications and regulatory approvals relating to Products, including INDs, NDAs, drug dossiers, DMFs, CMC sections, and master files with respect to Products and all regulatory approvals, and take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights hereunder to Licensor or its designee;

(iii)    Company covenants to Licensor that Company and its Affiliates will not develop, promote, market or sell any Product;

(iv)    A thorough disclosure of all Licensed Know-How and Program Know How will be provided by Company and its Affiliates to Licensor; and

(v)    the other rights and obligations of each party will terminate, except as otherwise provided in subsection (b) below.

(b)    Expiration or termination of this Agreement will not relieve the parties of any obligation accruing prior to such expiration or termination. The obligations and rights of the parties under the following provisions of this Agreement will survive expiration or termination of this Agreement: Sections 3.3 (indemnification obligations only), 3.5, 3.6, 3.7, 4.2, 5.2, 5.3(c) (indemnification obligations only), 5.6, 6.1, 6.2, 6.3, 6.5, 6.6, 7.3, 7.5, 10.1, 10.2, 10.6, 10.8, 10.10 and 10.12, and Articles 1, 8 and 9.

(c)    Within [***] days following the expiration or termination of this Agreement, (i) Company will deliver to Licensor any unused Material and (ii) Company will deliver to Licensor any and all Confidential Information of Licensor in Company’s and its Affiliates’ possession, or at Licensor’s option, will destroy such Confidential Information and will certify to Licensor in writing that Company and its Affiliates have so destroyed such Confidential Information.

(d)    In the event that the License is terminated in accordance with Section 8.6(a)(i), any existing sublicenses granted by Company shall remain in effect in accordance with their terms, with Licensor assuming Company’s position as sublicensor under such sublicenses. For the avoidance of doubt, in no event shall a change in control of a party be deemed to give rise to any right of termination of this Agreement by either party.

8.7    Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensor are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that Company, as licensee of such rights under this Agreement, will retain and may fully exercise, all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Licensor under the U.S. Bankruptcy Code, Company will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Licensor elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of Licensor upon written request therefor by Company.

8.8    Exercise of Right to Terminate. The use by either party hereto of a termination right provided for under this Agreement will not in and of itself give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.

8.9    Remedies. Termination of this Agreement will not preclude either party from claiming or seeking or being entitled to any other damages, compensation or relief that it may be entitled to which accrued prior to such termination based on the Agreement.

9.	INDEMNIFICATION

9.1    Indemnification. Company hereby agrees to save, defend, indemnify and hold harmless Licensor, its officers, directors, employees, agents and stockholders (each, an “Indemnitee”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expenses and attorneys’ fees (“Losses”), to which an Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (a) the practice of the License by Company, its Affiliates and their respective sublicensees and subcontractors, or (b) the development, manufacture, handling, storage, sale or other disposition of any Product by Company, its Affiliates and their respective sublicensees and subcontractors, except to the extent such Losses result from the gross negligence or willful misconduct of Licensor.

9.2    Insurance. From and after such time as Company, its Affiliates or their respective sublicensees or subcontractors first commences human clinical trials of any Product, Company and its Affiliates and their respective sublicensees and subcontractors, at their own expense, shall maintain product liability insurance in an amount consistent with industry standards of the jurisdiction in which human clinical trials have been conducted (including, if applicable, the industry standards of the United States), but in any event at least reasonable product liability insurance, in each case during the term of this Agreement and for [***] after the termination of this Agreement.

10.	MISCELLANEOUS PROVISIONS

10.1    Dispute Resolution.

(a)    The parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement that relate to interpretation of a party’s rights or obligations hereunder or any alleged breach of this Agreement. If the parties cannot resolve any such dispute within [***] days after written notice of a dispute from one party to the other, either party may, by written notice to the other party, have such dispute referred to senior executives of each party. The senior executives shall negotiate in good faith to resolve the dispute within [***] days. During such period of negotiations, any applicable time periods under this Agreement shall be tolled. If the senior executives are unable to resolve the dispute within such time period, except any Dispute required to be arbitrated pursuant to Section 10.1(b), either party may pursue any remedy available to such party at law or in equity, subject to the terms and conditions of this Agreement and the other agreements expressly contemplated hereunder.

(b)    In the event of any dispute, controversy or claim arising from or related to a material breach of this Agreement or termination pursuant to Section 8.3, (a “Dispute”), if a party wishes to pursue the matter, each such Dispute that is not an Excluded Claim shall be resolved by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) as then in effect (the “ICC Rules”) as such rules may be modified by this Section 10.1 or agreement of the parties, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The decision rendered m any such arbitration will be final and not appealable, absent manifest error. If either party intends to commence binding arbitration of such Dispute, such party shall file a request for arbitration with the ICC and provide written notice to the other party informing the other party of such intention and the issues to be resolved, including the amount of damages that the non-breaching party is entitled to receive if it elects to terminate this Agreement or the amount of damages that the non-breaching party is entitled to receive if it does not elect to terminate this Agreement. Within [***] days after the receipt of such notice, the other party may, by written notice to the party initiating binding arbitration, add any related issues to be resolved.

(c)    The arbitration shall be conducted by a panel of [***] arbitrators experienced in the pharmaceutical business, each of whom shall not be a current or former employee or director, or a then-current stockholder, of either party or any of its Affiliates (the “Panel”). Within [***] days after receipt of the original notice of binding arbitration (the “Notice Date”), each party shall nominate [***] arbitrator for the ICC’s confirmation (with the right to nominate a replacement arbitrator until an arbitrator nominated by such party is confirmed by the ICC) and such [***] arbitrators shall jointly nominate the [***] arbitrator for the ICC’s confirmation; provided that if the [***] arbitrators nominated by the parties are unable or fail to agree upon the [***] arbitrator within such period, the [***] arbitrator shall be appointed by the ICC. The place of arbitration shall be San Diego, California.

(d)    Within [***] days after the appointment and selection of the Panel, the parties shall reach an agreement upon and thereafter shall follow the arbitration procedures, including limits on discovery, ensuring that the arbitration will be concluded and the award rendered as expeditiously as possible, but in any event within [***] months from appointment and selection of the Panel. In the event the parties fail to reach an agreement on procedures, procedures meeting such time limits shall be determined by the Panel and adhered to by the parties.

(e)    All rulings of the Panel shall be in writing, and shall be delivered to the parties within [***] days of the conclusion of the arbitration.

(f)    The Panel shall, in rendering its decision, apply the substantive law of the laws of the State of California, United States, without reference to its conflicts of law principles, and without giving effect to any rules or laws relating to arbitration.

(g)    The Panel, in rendering its decision, shall not modify or amend the terms and conditions of this Agreement or determine any issue in a manner that would conflict with the express terms and conditions of this Agreement.

(h)    Either party may apply to the Panel for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending the arbitration award. Each party shall bear its own costs and expenses and attorneys’ fees, and the non-prevailing party shall pay the full costs of the Panel’s fees and any administrative fees of arbitration.

(i)    All proceedings and decisions of the Panel shall be deemed Confidential Information of each of the parties, and shall be subject to Article 6. Except to the extent necessary to confirm or enforce an award or as may be required by Applicable Laws, neither a party nor any member of the Panel may disclose the existence, content, or results of an arbitration without the prior written consent of both parties.

(j)    In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the Dispute would be barred by the applicable California statute of limitations.

(k)    As used in this Section, the term “Excluded Claim” means a Dispute that concerns the validity, enforceability or infringement of a Licensed Patent or Program Patent.

(l)    Any relevant time period under this Agreement related to any Dispute, including any cure period with respect thereto, shall be tolled during any dispute resolution proceeding pursuant to this Section 10.1.

10.2    Governing Law; Jurisdiction and Venue. This Agreement and all questions regarding its existence, validity, interpretation, breach or performance, shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding its conflicts of laws principles. Subject to Section 10.1, each party hereby irrevocably and unconditionally agrees and consents to the exclusive jurisdiction and venue of the United States District Court of the Southern District of the State of California, USA, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party is subject to civil and commercial law and irrevocably agrees that this Agreement is a commercial rather than a public or governmental activity and neither party is entitled to claim immunity from legal proceeding with respect to itself or any of its assets on the grounds of sovereignty or otherwise under any law or in any jurisdiction where an action may be brought for the enforcement of any of the obligations arising under or relating to this Agreement. To the extent that a party or any of its assets has or hereafter may require any right to immunity from any set-off, legal proceedings, attachment or execution of judgment on the grounds of sovereignty or otherwise, each party hereby irrevocably waives such right to immunity in respect of its obligations arising under or relating to this Agreement. Each party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 10.10 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement.

10.3    Entire Agreement; Modification. This Agreement (including the Exhibits hereto) is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. For clarity, in no event shall the Licensed Technology or Program Technology be deemed to include know how, data or other information, or patent rights, related to the compounds referred to by Licensor as [***]. No trade customs, courses of dealing or courses of performance by the parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement. This Agreement may only be amended, modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

10.4    Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

10.5    Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

10.6    Assignment.

(a)    Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that either party may assign this Agreement without the other party’s consent:

(i)    To its successor in interest in connection with the transfer or sale of all or substantially all of the assets of such party, whether by merger, sale of stock, sale of assets or otherwise, provided that such successor in interest executes a written agreement, in the form reasonably requested by non-transferring party, explicitly confirming agreement with ALL the terms and conditions of this Agreement, and provided further, in the event of such a transaction involving Licensor (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), the intellectual property rights of the acquiring party to such transaction will not be included in the technology licensed hereunder; or

(ii)    To an Affiliate, provided that such Affiliate executes a written agreement, in the form reasonably requested by non-transferring party, explicitly confirming agreement with ALL the terms and conditions of this Agreement* and provided further that the assigning party and such Affiliate will be jointly and severally liable and responsible to the non-assigning party hereto for the performance and observance all such duties and obligations by such Affiliate.

(b)    Licensor may freely assign its rights to receive payment hereunder in whole or in part and shall have the right to disclose this Agreement in connection therewith.

(c)    The rights and obligations of the parties under this Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the parties, including the parties’ agreement with respect to dispute resolution, governing law, jurisdiction and venue as set forth in Sections 10.1 and 10.2. Any assignment not in accordance with this Agreement will be void.

10.7    Performance by Subparties. Subject to Section 2.2(b), the parties recognize that each may perform some of its obligations under this Agreement through its Affiliates, and its and such Affiliates’ sublicensees and subcontractors (a party’s Affiliates and such party’s and such Affiliates’ sublicensees and subcontractors, each, a “Subparty” and collectively, “Subparties”), provided, however, that (a) Licensor will be jointly and severally liable with Licensor’s Subparties for the performance of Licensor’s Subparties, (b) Company will be jointly and severally liable with Company’s Subparties for the performance of Company’s Subparties, (c) Licensor will be the guarantor of the performance by Licensor’s Subparties, and will cause Licensor’s Subparties to comply with the provisions of this Agreement in connection with such performance, and (d) Company will be the guarantor of the performance by Company’s Subparties, and will cause Company’s Subparties to comply with the provisions of this Agreement in connection with such performance. For clarity, none of the rights of Licensor or Company (each, the “Non-Subcontracting Party”, as applicable) hereunder may be materially diminished or otherwise materially adversely affected as a result of performance by the other party’s Subparties, and Licensor and Company (each, the “Subcontracting Party”, as applicable) will require a written agreement (a “Subcontract”) with their respective Subparties that will perform the Subcontracting Party’s obligations under this Agreement explicitly confirming that such rights are protected, and that will grant third-party beneficiary status to the Non-Subcontracting Party (including the right to enforce the Subcontract and to require payment or other performance directly from the Subparty to the Non-Subcontracting Party). For example, if any Subparties of Company participate in research or other activities in furtherance of the development or commercialization of Products, Company will ensure, and hereby guarantees, that (i) any intellectual property developed by such Subparties will be governed by the provisions of this Agreement (including the obligations in Section 5.2) as if such intellectual property had been developed by Company, (ii) confidential information will be protected by such Subparties as required in this Agreement (including the obligations in Sections 6.1, 6.4 and 6.5) and (iii) the Subparties will covenant to all Company covenants herein (including the covenants in Sections 7.4 and 7.5). Any action or omission by a Subcontracting Party’s Subparties which would, if such action or omission were conducted by the Subcontracting Party, constitute a breach of the Subcontracting Party’s obligations under this Agreement will constitute a breach of such obligation by the Subcontracting Party (unless such obligation were otherwise satisfied by such party or another of its Subparties).

10.8    No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

10.9    Severability. In the event any provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, to the fullest extent permitted by Applicable Laws, (a) the parties shall negotiate, in good faith and enter into a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and (b) if the rights and obligations of either party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

10.10    Notices. Any notice or communication required or permitted under this Agreement shall be in writing in the English language. Any notice must be delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, [***] calendar days after the date of postmark; (c) if delivered by internationally recognized overnight courier, the next business day the courier regularly makes deliveries (taking into consideration the location of the sending party and the receiving party for international deliveries); or (d) on the day after dispatch if sent by confirmed facsimile.

If to Company, notices must be addressed to:

Connect Biopharm LLC

4128 Via Candidiz, Suite 145

San Diego, CA 92130

Attention: [***]

Telephone: [***]

Facsimile:

If to Licensor, notices must be addressed to:

Arena Pharmaceuticals, Inc.

6166 Nancy Ridge Drive

San Diego, CA 92121

Attention: General Counsel

Telephone: [***]

Facsimile: [***]

10.11    Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (other than an obligation to make a payment) by reason of any event beyond such party’s reasonable control including Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within [***] calendar days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.

10.12    Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable; (d) except where the context requires otherwise, “or” has the inclusive meaning represented by the phrase “and/or”; and (e) a reference to any agreement includes any supplements and amendments to such agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

10.13    Language. The language of this Agreement is English. Any translation of this Agreement in another language shall be deemed for convenience only and shall never prevail over the original English version.

10.14    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, including the Exhibit attached hereto and incorporated herein by reference.

ARENA PHARMACEUTICALS, INC.

By:	/s/ Jack Lief

Name:	Jack Lief

Title:	President and Chief Executive Officer

CONNECT BIOPHARM LLC

By:	/s/ Zheng Wei

Name:	Zheng Wei

Title:	Sole Member

EXHIBIT A

Licensed Patents as of the Effective Date

1.	[***]

EXHIBIT B

Material

Compounds:

[***]